Exhibit 10.2

Execution Copy

DATED NOVEMBER 1, 2010

GE ARASTIRMA VE MUSARVIRLIK LIMITED SIRKETI

and

GENERAL ELECTRIC CAPITAL CORPORATION

and

BANCO BILBAO VIZCAYA ARGENTARIA, S.A.

SHARE PURCHASE AGREEMENT

relating to the sale and purchase of

certain shares in Türkiye Garanti Bankasi A.Ş.

CONTENTS

1.	Interpretation	3

2.	Sale and purchase	9

3.	Conditions	9

4.	Conduct of business before Completion	12

5.	Seller’s and Purchaser’s Obligations Prior to Completion	14

6.	Consideration	14

7.	Completion	14

8.	Warranties	16

9.	Undertakings	18

10.	Access to Books and Records	19

11.	Dogus SPA	20

12.	Effect of Completion	21

13.	Remedies and waivers	21

14.	Assignment	22

15.	Entire Agreement	22

16.	Notices	22

17.	Announcements	24

18.	Confidentiality	24

19.	Costs and expenses	25

20.	Counterparts	25

21.	Invalidity	25

22.	Contracts (Rights of Third Parties) Act 1999	25

23.	No set-off	26

24.	Further assurance	26

25.	Payments	26

26.	Choice of governing law	26

27.	Jurisdiction	26

28.	Language	27

SCHEDULE 1 (CONDITIONS)		28

SCHEDULE 2 (COMPLETION ARRANGEMENTS)		30

SCHEDULE 3 (WARRANTIES)		32

SCHEDULE 4 (MATERIAL SUBSIDIARIES)		34

THIS AGREEMENT is made on the 1st day of November of 2010

BETWEEN:

1.

GE ARASTIRMA VE MUSARVIRLIK LIMITED SIRKETI whose registered office is at Istanbul Sisli Maslak Mahallesi, Dereboyu Caddesi, Bilim Sokak, Sun Plaza, No:5 K:8, Turkey (registered in Turkey Trade Registry No. 572136) (“Arastirma”);

2.	GENERAL ELECTRIC CAPITAL CORPORATION having its registered office at Corporation Trust Centre, 1209 Orange Street, Wilmington, New Castle County, Delaware (the “Seller”); and

3.

BANCO BILBAO VIZCAYA ARGENTARIA, S.A. whose registered office for these purposes is at Paseo de la Castellana 81, Planta 27, Madrid 28046, Spain (registered at the Vizcaya Mercantile Registry in volume 2,083, sheet 1, Hoja BI-17-A, 1st inscription) (the “Purchaser”);

WHEREAS:

(A)

Arastirma currently holds the Shares (as defined below) and has agreed to transfer the Shares to the Seller pursuant to the GECC-Arastirma Transaction prior to completion of this agreement (as the same may be amended in accordance with the provisions hereof) (the “Agreement”).

(B)

Following completion of the GECC-Arastirma Transaction, the Seller has agreed to sell and the Purchaser has agreed to purchase and pay for the Shares in each case on the terms and subject to the conditions of this Agreement.

(C)

Simultaneously with entry into this Agreement (i) the Purchaser and Dogus, together with certain Dogus Group Members, have entered into the New Shareholders’ Agreement (as defined below), (ii) Dogus and the Purchaser have entered into the Dogus SPA (as defined below), and (iii) GECC, Arastirma and certain Dogus Group Members have entered into the Dogus Shareholders’ Agreement Side Letter (as defined below). The New Shareholders’ Agreement and the Dogus SPA shall complete simultaneously with, and are conditional upon, completion of this Agreement.

NOW IT IS HEREBY AGREED as follows:

1.	Interpretation

1.1	In this Agreement:

“Accounts”	means the consolidated IFRS accounts of the Company for the year ended 31 December 2009 as published by the Company;

“Additional Warranties”	means the Warranties other than the Basic Warranties;

“Backstop Date”	means 3 months after the Longstop Date;

“Basic Warranties”

means the Warranties set out at paragraphs 1.1 to 1.5 (inclusive) and 1.9 (Ownership of the Shares) and paragraphs 2.1 to 2.3 (inclusive) of Part B (Warranties relating to capacity of the Parties) of Schedule 3 (Warranties);

“BBVA Bank Account”	means the bank account to be opened by the Purchaser with the Escrow Agent in accordance with sub-clause 5.2;

“BBVA Custody Account”	means the custody account to be opened by the Purchaser with the Escrow Agent in accordance with sub-clause 5.2;

“Books and Records”

has its common law meaning and includes, without limitation, all notices, correspondence, orders, inquiries, drawings, plans, books of account and other documents and all computer disks or tapes or other machine legible programs or other records (excluding software);

“BRSA”	means the Banking Regulation and Supervision Agency of Turkey (Bankacilik Denetleme ve Duzenleme Kurumu);

“Business Day”	means a day (other than a Saturday or a Sunday) on which banks are open for business in Istanbul, London and Madrid;

“Claim”

means any claim brought by any of Dogus, the Seller or the Purchaser in connection with the Warranties or any other provision of this Agreement, but excluding claims under sub-clauses 9.1 to 9.3 (No Leakage Undertakings), and “Claims” shall be construed accordingly;

“CMB”	means the Capital Markets Board of Turkey;

“Company”

means Türkiye Garanti Bankasi A.Ş, a joint stock company, incorporated and governed under the laws of the Republic of Turkey whose head office is at Nispetiye Mah. Aytar Cad. No:2, 34340 Levent, Besiktas, Istanbul, Turkey;

“Company Group”	means the Company together with its subsidiaries and subsidiary undertakings from time to time. The term “Company Group Member” shall mean a member of the Company Group;

“Completion”	means completion of the sale and purchase of the Shares under this Agreement;

“Completion Date”

means the fifth Business Day following the day on which the last in time of the Conditions shall have been satisfied in accordance with this Agreement or such other date as the Seller and the Purchaser may agree in writing;

“Conditions”	has the meaning given to it in sub-clause 3.1;

“Confidential Business Information”

means confidential and commercially sensitive information regarding the Purchaser, the Seller or the Company (as the context requires);

“Dogus”	means Dogus Holding A.S. whose registered office is at Eskibuyukdere Caddesi, Oycan Plaza, No:15, 34398, Maslak, Istanbul, Turkey (registered in Turkey Trade Registry No. 132298/796);

“Dogus Bank Account”	means the bank account to be opened by the Dogus Seller with the Escrow Agent in accordance with sub-clause 5.2 of the Dogus SPA;

“Dogus Conditions”	means the conditions set out in Schedule 1 of the Dogus SPA;

“Dogus Custody Account”	means the custody account to be opened by the Dogus Seller with the Escrow Agent in accordance with sub-clause 5.2 of the Dogus SPA;

“Dogus Group”	means the Sahenk Family together with its subsidiaries and subsidiary undertakings from time to time. The term “Dogus Group Member” shall mean a member of the Dogus Group;

“Dogus Purchase Price”	means the amount payable by the Purchaser to Dogus under the Dogus SPA;

“Dogus Shareholders’ Agreement”

means (i) the shareholders’ agreement and (ii) the associated tag along and drag along agreements, all made between Dogus, Arastirma, Dogus Nakliyat ve Ticaret A.S. and Dogus Insaat ve Ticaret A.S., dated 22 December 2005;

“Dogus Shareholders’ Agreement Side Letter”	means the letter (in the agreed form) from Arastirma and GECC to Dogus, Dogus Nakliyat ve Ticaret A.S. and Dogus Arastirma, Gelistirme ve Musavirlik Hizmetleri A.S. dated today’s date;

“Dogus Shares”	means 26,418,840,000 shares with a nominal value of 1 Kr each in the Company representing 6.2902 per cent. of the total issued share capital of the Company;

“Dogus SPA”	means the share purchase agreement (in the agreed form) made between Dogus and the Purchaser on today’s date;

“Dogus Warranties Agreement”	means the warranties agreement (in the agreed form) made between the Purchaser and Dogus;

“Encumbrances”

means any mortgage, charge (fixed or floating), pledge, lien, option, right to acquire (whether through right of first offer or otherwise), right of pre-emption, assignment by way of security, trust arrangement for the purpose of providing security or other security interest of any kind (including any retention arrangement), conditional sale or other title retention agreement, any agreement to exercise voting rights or any agreement to create any of the foregoing and the term “Encumber” shall be construed accordingly;

“Escrow Agent”	has the meaning given to it in sub-clause 5.1;

“GE Bank Account”	means the bank account to be opened by GECC and/or Arastirma with the Escrow Agent in accordance with sub-clause 5.2;

“GE Custody Account”	means the custody account to be opened by GECC and/or Arastirma with the Escrow Agent in accordance with sub-clause 5.2;

“GE Group”	means General Electric Company together with its subsidiaries and subsidiary undertakings from time to time. The term “GE Group Member” shall mean a member of the GE Group;

“GECC-Arastirma Transaction”	means the acquisition by the Seller of just over 19.85 per cent. of the shares in the Company comprising 83,371,249,899 shares with a nominal value of 1 Kr from Arastirma;

“Governmental Authority”

means any ministry, governmental department, governmental commission, governmental board, governmental agency, regulatory authority, judicial or administrative body, having jurisdiction over the matter in question;

“Group”

in relation to any body corporate means that body corporate and all its subsidiary undertakings together with that body corporate’s parent undertakings and all of their respective subsidiary undertakings and the term “Group Member” shall mean a member of the Group;

“Longstop Date”

means the date falling six months after the date of this Agreement or such other date as the Seller and the Purchaser may agree in writing (or, if later, the “Longstop Date” as defined in the Dogus SPA);

“Losses”	means any and all actions, claims, proceedings, loss, damage, payments, costs or expenses of any kind;

“Material Subsidiaries”	means the companies set out in Schedule 4 (Material Subsidiaries);

“New Shareholders’ Agreement”

means the shareholders’ agreement entered into on today’s date by the Purchaser, Dogus, Dogus Nakliyat ve Ticaret A.S. and Dogus Arastirma Gelistirme ve Musavirlik Hizmetleri A.S. in relation to the governance and management of the Company dated today’s date;

“Parties”	shall mean Arastirma, the Seller and the Purchaser;

“Postponed Longstop Date”	has the meaning given to it in sub-clause 3.8 (or, if later, the “Postponed Longstop Date” as defined in the Dogus SPA);

“Purchase Price”

means the sum of USD 3,775,800,000 less the USD value (calculated at a fixed exchange rate of USD1 to TL1.5) of all dividends or other distributions of the nature referred to in sub-clause 4.2(C) that are made or paid by the Company between the date hereof and Completion in respect of the Shares (or otherwise declared with a record date prior to Completion);

“Purchaser Conditions”	shall have the meaning given to it in sub-clause 3.2;

“Regulatory Action”	means any order, regulation or judgment having been issued or made (i) for the transfer of the Shares or any of them (or rights exercisable in respect of the Shares) to the Savings Deposit Insurance Fund; (ii) for the expropriation of assets forming a material part of the undertakings of the Company Group by a Governmental Authority; or (iii) that otherwise renders the Transaction unlawful or prohibits the Parties from completing the Transaction;

“Sahenk Family”	means Mr. Ferit Sahenk’s relatives by blood or affinity, up to and including the third degree as defined under Turkish law;

“SDIF Fee”	shall mean the amount payable to the Savings Deposit Insurance Fund in connection with the sale and purchase of the Shares under this Agreement;

“Seller’s Condition”	shall have the meaning given to it in sub-clause 3.3;

“Shares”	means 78,120,000,000 shares with a nominal value of 1 Kr each in the Company representing 18.60 per cent. of the total issued share capital of the Company;

“Stamp Tax”	means any stamp or documentary tax, fee or duty (damga vergisi) as defined under Law no. 488 regarding Stamp Tax, together with all penalties, charges and interest relating thereto;

“Tax”

means all taxes, levies, duties (customs or otherwise), imposts, charges and withholdings of any nature whatsoever, including (without limitation) taxes on gross or net income, social security charges, profits or gains and taxes on transactions, receipts, sales, use, occupation, franchise, value added and personal property, together with all penalties, charges and interest relating to any of them;

“Tax Authority”	means any taxing, revenue or other authority (whether within or outside Turkey) competent to impose any liability to, or assess or collect any Tax;

“Transaction”	means the agreement between the Parties for the sale and purchase of the Shares and matters contemplated by the Transaction Documents;

“Transaction Documents”	means the Dogus Shareholders’ Agreement Side Letter, the Dogus SPA and any other document entered into pursuant to this Agreement or any of the foregoing documents;

“Turkish Competition Board”	means the decision-making body of the Turkish Competition Authority;

“Turkish Lira”	means the lawful currency of Turkey for the time being;

“USD”	means United States Dollars, the lawful currency of the United States of America for the time being;

“VAT”	means Turkish VAT (Katma Deger Vergisi);

“Warranties”	means the warranties set out in Schedule 3 (Warranties) and “Warranty” shall be construed accordingly;

“Warrantor”	means, in relation to a Warranty, the party giving the Warranty; and

“Working Hours”	means 9.30 a.m. to 5.30 p.m. on a Business Day.

1.2	In this Agreement, unless otherwise specified:

(A)	references to clauses, sub-clauses, paragraphs, sub-paragraphs and Schedules are to clauses, sub-clauses, paragraphs, sub-paragraphs of, and Schedules to, this Agreement;

(B)	a reference to any statute or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re-enacted;

(C)	references to a “company” shall be construed so as to include any company, corporation or other body corporate, wherever and however incorporated or established;

(D)

references to a “person” shall be construed so as to include any individual, firm, company, government, state or agency of a state, local or municipal authority or government body or any joint venture, association or partnership (whether or not having separate legal personality);

(E)	the expressions “parent undertaking” and “subsidiary undertaking” shall have the meanings given to them in the UK Companies Act 2006;

(F)

general words shall not be given a restrictive meaning by reason of the fact that they are preceded or followed by particular examples intended to be embraced by the general words and the words “include(s)” or “including” shall be deemed to have the words “without limitation” following them;

(G)

references to any document in the “agreed form” means the document in a form agreed by the parties to this Agreement and initialled for the purposes of identification only by the Purchaser (or by the Purchaser’s legal advisers on its behalf) and the Seller (or by the Seller’s legal advisers on their behalf);

(H)	references to the Seller in this Agreement shall be deemed to include Arastirma;

(I)	use of any gender includes the other genders;

(J)	references to writing shall include any modes of reproducing words in a legible and non-transitory form;

(K)	references to times of the day are to Istanbul time;

(L)

references to the knowledge, belief or awareness of the Seller (or similar phrases) shall be limited to the actual knowledge of Xavier Pascal Durand, Denis Arthur Hall, Des O’Shea and Dmitri Lysander Stockton;

(M)	headings to clauses and Schedules are for convenience only and do not affect the interpretation of this Agreement;

(N)

the Schedules form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement, and any reference to this Agreement shall include the Schedules;

(O)

references to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official, or any legal concept or thing shall, in respect of any jurisdiction other than England, be deemed to include what most nearly approximates in that jurisdiction to the English legal term; and

(P)

any indemnity or covenant to pay (the “Payment Obligation”) being given on an “after-Tax basis” or expressed to be “calculated on an after-Tax basis” means that to the extent that the amount payable pursuant to such Payment Obligation (the “Payment”) is subject to a deduction or withholding required by law in respect of Tax or is chargeable to any Tax in the hands of the recipient it shall be increased so as to ensure that, after taking into account:

(i)	the amount of Tax required to be deducted or withheld from, and the Tax chargeable on such amount (including on the increased amount); and

(ii)

any Tax credit, repayment or other Tax benefit which is available to the indemnified party or the recipient of the Payment solely as a result of the matter giving rise to the Payment Obligation or as a result of receiving the Payment;

(which amount of Tax and Tax credit, repayment or other Tax benefit is to be determined by the auditors of the recipient at the expense of the recipient and is to be certified as such by the auditors of the recipient to the party making the Payment), the recipient of the Payment is in the same position as it would have been in if there had been no such Tax or Tax credit, repayment or other Tax benefit.

2.	Sale and purchase

2.1

At Completion, the Seller shall sell and the Purchaser shall purchase the Shares together with full legal and beneficial title and all rights (including, without limitation, rights to receive dividends declared, made or paid after the Completion Date) attaching thereto and free from any and all Encumbrances and all other rights exercisable by or claims by third parties.

2.2

The Seller (for the benefit of the Purchaser and Dogus) waives any and all rights of pre-emption over any of the Shares conferred upon it by the Company’s constitutional documents or in any other way and shall procure that any rights of pre-emption over any of the Shares in favour of it or any third party are waived at its own cost and expense.

2.3	The Seller and the Purchaser shall equally bear the costs of any Stamp Tax charged on the execution or delivery of this Agreement or the transfer of the Shares from the Seller to the Purchaser.

2.4	The Purchaser shall pay the SDIF Fee.

3.	Conditions

3.1	The sale and purchase of the Shares pursuant to this Agreement is in all respects conditional upon those matters listed in Schedule 1 (Conditions to Completion) (the “Conditions”).

3.2

The Purchaser shall use all reasonable endeavours to fulfil or procure the fulfilment of the conditions listed in paragraphs 1 to 3 of Schedule 1 (Conditions to Completion) (the “Purchaser Conditions”) (including, without limitation, complying with its obligations under the Dogus SPA with regard to the fulfillment of the Dogus Conditions) as soon as reasonably practicable and in any event on or before the Longstop Date and will notify the Seller and Dogus in writing immediately upon the satisfaction of each such condition. Without limitation to the foregoing, the Purchaser undertakes to use all reasonable endeavours to submit its application to obtain the approvals or consents listed in paragraphs 1 and 2 of Schedule 1 (Conditions to Completion) to each relevant regulatory body listed therein within 30 Business Days of the date of signature of this Agreement.

3.3

The Seller (for the benefit of the Purchaser and Dogus) shall give such co-operation and assistance in a timely manner to the Purchaser as the Purchaser may reasonably require to fulfil or procure the fulfilment of the Purchaser Conditions and shall use all reasonable endeavours to fulfil or procure the fulfilment of the condition listed in paragraph 4 of Schedule 1 (Conditions) (the “Seller’s Condition”). Without limitation to the foregoing, the Seller (for the benefit of the Purchaser and Dogus) shall accordingly:

(A)

take all steps reasonably required to enable the Purchaser to fulfil the Purchaser Conditions as promptly as possible, including assistance with submissions, filings and attendance at such meetings with Governmental Authorities (provided such Governmental Authorities agree to such attendance) as may be reasonably required to enable the Purchaser to fulfil the Purchaser Conditions;

(B)	procure information reasonably required to enable the Purchaser to fulfil the Purchaser Conditions;

(C)

take all reasonable actions within its power and to the extent permitted by law (including by voting the Shares and, so far as lawful, procuring that its nominees on the board of directors of the Company and Company Group Members support any vote held at board or executive committee level) and in a timely manner to procure that the Company and Company Group Members co-operate with and assist the Purchaser as may be reasonably required in fulfilling the Purchaser Conditions;

(D)

to the extent within its power and permitted by law, take all actions and steps it is required to take under or in connection with this Agreement in a co-ordinated and co-operative manner with Dogus with a view to ensuring that the fulfilment of the Purchaser Conditions and the Dogus Conditions is achieved in an efficient and timely manner; and

(E)	in relation to the Seller’s Condition, the Seller undertakes:

(i)	to use all reasonable endeavours to submit its application to the BRSA within 5 Business Days of signature of this Agreement with regard to the GECC-Arastirma Transaction;

(ii)

to notify the Purchaser immediately if the Seller becomes aware that it is required to obtain any regulatory consent or approval in relation to the GECC-Arastirma Transaction in addition to the approval of the BRSA; and

(iii)

not to take any step or action in relation to the fulfillment of the Seller’s Condition that would or reasonably may delay or frustrate the fulfillment of the Purchaser’s Conditions in a timely manner.

3.4	Subject to sub-clause 3.5 the Purchaser undertakes to keep the Seller (or its advisers) informed regularly as to the progress towards satisfaction of the Purchaser Conditions and undertakes to:

(A)

notify the Seller (or its respective advisers) of any material communications (whether written or oral) from, and provide the Seller with copies of any material communications from, in each case, the BRSA, CMB, Turkish Competition Board and any other Governmental Authority in relation to obtaining any consent, approval or action in relation to the Purchaser Conditions where such communications have not been independently or simultaneously supplied to the Seller;

(B)

provide the Seller (or its respective advisers) with draft copies of all filings or formal submissions and material communications to the BRSA, CMB, Turkish Competition Board and any other Governmental Authority in relation to obtaining any consent, approval or action in relation to the Purchaser Conditions at such time as will allow the Seller a reasonable opportunity to provide comments on such filings, submissions and communications before they are submitted or sent and provide the Seller (or its respective advisers) with copies of all such filings, submissions and communications in the form submitted or sent; and

(C)	give the Seller:

(i)	reasonable notice, where practicable, of; and

(ii)	where permitted by the Turkish Governmental Authority concerned, allow persons nominated by the Seller to attend,

all material meetings and telephone calls with the Turkish Governmental Authority concerned in relation to the Purchaser Conditions and, where appropriate, to make any submissions at such meetings or on such calls.

3.5

In circumstances where sub-clause 3.4 requires the Purchaser to disclose to the Seller any documentation containing Confidential Business Information, prior to disclosure the Purchaser shall be entitled to redact any Confidential Business Information contained in such documentation, but this sub-clause 3.5 shall not extinguish the Purchaser’s obligation to disclose the remainder of such documentation in accordance with sub-clause 3.4.

3.6

Each of the Parties undertakes to disclose in writing to the other (and Dogus) any matter which will or may reasonably prevent any of the Conditions from being satisfied on or prior to the Longstop Date (or any Postponed Longstop Date) immediately after it comes to its attention.

3.7	In relation to the Seller’s Condition:

(A)	the Seller may waive at any time by notice in writing to the Purchaser the Seller’s Condition;

(B)

the Seller’s Condition shall be waived immediately upon notice in writing from the Purchaser to the Seller, which notice may be sent by the Purchaser at any time as of the earlier of: (i) the fulfillment of the Purchaser Conditions; and (ii) any regulatory consent or approval being required in relation to the Seller’s Condition in addition to the approval of the BRSA, in which event, Arastirma will take on, mutatis mutandis, the Seller’s obligations under this Agreement and the Seller shall in such event procure that Arastirma complies with, and shall be jointly and severally liable with Arastirma in respect of any breach of, such obligations under this agreement.

3.8

Subject to sub-clause 3.9, if any of the Purchaser Conditions is not fulfilled by the Purchaser by 5.00 p.m. on the Longstop Date, then either the Purchaser or the Seller may by notifying the other party (and Dogus) within 5 Business Days of the Longstop Date postpone the Longstop Date to (but not before) the Backstop Date, unless the Parties (and Dogus) mutually agree in writing to an extension to a date prior to the Backstop Date, in which event further extensions of the Longstop Date may be made on the same basis (the Longstop Date, as so postponed, being the “Postponed Longstop Date”).

3.9	The Purchaser or the Seller (as applicable) shall only be entitled to postpone the Longstop Date in accordance with sub-clause 3.8 if:

(A)	it has complied in all material respects with its obligations under this Agreement; and

(B)	it is reasonable to expect that all of the Conditions will be fulfilled by the Backstop Date.

3.10

This Agreement shall terminate if any of the Conditions has not been satisfied at the Longstop Date or (where postponed in accordance with sub-clause 3.8 of this Agreement or, subject to sub-clause 11.1(B)(iii), sub-clause 3.7 of the Dogus SPA) the Postponed Longstop Date with the effect that all obligations of the parties under this Agreement shall end (except for the provisions of Clauses 17 (Announcements) and 18 (Confidentiality)) but (for the avoidance of doubt) all rights and liabilities of the parties which have accrued before termination shall continue to exist.

4.	Conduct of business before Completion

4.1	Subject to sub-clause 4.2, between the date hereof and Completion (and for the benefit of Dogus as well as the Purchaser):

(A)

the Seller shall not sell, transfer, Encumber or otherwise dispose of the Shares or any interest therein and shall not make or progress any preparations in respect of a public offering or private placement of such Shares;

(B)	neither the Seller nor any GE Group Member shall acquire, receive or subscribe for any further shares in the share capital of the Company (or enter into an option or agreement to do so);

(C)

the Seller shall not amend, supplement or replace the terms of the Dogus Shareholders’ Agreement, the Dogus Shareholders’ Agreement Side Letter or any agreements related thereto where it would or reasonably may delay or frustrate Completion or affect the rights of the Purchaser under this Agreement (other than where required by law or regulation);

(D)

the Seller shall comply with and enforce in all material respects the terms of Article II (Share Transfers), Section 3.01 (Public Listing), Section 3.08 (Commercial Protections) and Section 3.10 (Brand) of the Dogus Shareholders’ Agreement;

(E)

the Seller shall take all reasonable actions within its power and to the extent permitted by law (including by voting the Shares and, so far as lawful, procuring that its nominees on the board of directors of the Company support any vote held at board or executive committee level) to procure that the Company and/or Company Group Members do not undertake any material act or course of conduct which is outside the ordinary course of the Company’s or the Company Group’s business as determined by its past practice without the written consent of the Purchaser;

(F)	notwithstanding sub-clause 4.1(E), unless required by applicable law or regulation, the Seller may not approve or conduct any of the actions listed in:

(i)

Sections 3.05(c) (i) (changes to share rights), (ii) (change in board numbers), (iii) (change in board quorum), (v) (liquidation), (vii) (share acquisitions/disposals) (except for the disposal of shares in Eureko Sigorta under an existing put arrangement and the shares in Garanti Emeklilik under an existing call arrangement, in both cases such disposals being subject to the same or substantially similar terms and conditions as already agreed upon), (ix) (related party), (xi) (constitutional amendments), (xii) (treasury/accounting policy changes), (xiii) (incur indebtedness), (xiv) (guarantees), (xv) (share issues), (xvi) (asset acquisitions/disposals), (xvii) (non-ordinary transactions), (xviii) (lending policies) (unless such adoption or amendment of policies is consistent with past practice in the ordinary course of the Company’s lending activities) or (xix) (mergers/joint ventures) of the Dogus Shareholders’ Agreement without the written consent of the Purchaser; or

(ii)	Section 3.09 of the Dogus Shareholders’ Agreement; and

(G)	the Seller shall not enter into any arrangement or agreement, conditionally or otherwise, to do any of the foregoing.

4.2	Sub-clause 4.1 shall not operate so as to restrict or prevent:

(A)

the entering into in the ordinary course of business of any contract or commitment which is terminable in accordance with its terms by written notice of six months or less and which is not material in relation to the Company or the Transaction;

(B)

save in respect of the matters covered by sub-clauses 4.1(A) to (D) (inclusive), the completion or performance of any obligations undertaken pursuant to any contract or arrangement entered into by the Company prior to the date of this Agreement and which was not entered into in contemplation of this Agreement or the transactions contemplated herein;

(C)

any declaration, authorisation, making or payment of a dividend or other distribution of a similar nature or taxed in a similar way as a dividend which is made in the ordinary course of the Company’s business;

(D)	the Seller voting the Shares to cause the Company to take any action described in sub-clause 4.2(C);

(E)

any matter reasonably undertaken by the Company in an emergency or disaster situation with the intention of minimising any adverse effect thereof (and of which the Purchaser will be promptly notified and, to the extent practicable, consulted on);

(F)	the entry into and completion of the GECC-Arastirma Transaction and/or the Dogus SPA;

(G)	termination of the Dogus Shareholders’ Agreement with effect from the last of the steps that has to be taken prior to the occurrence of Completion having been taken;

(H)	any other matter contemplated in this Agreement;

(I)	any matter which the Seller or the Company is required to undertake in accordance with applicable law or regulation; or

(J)	any matter undertaken at the written request of the Purchaser.

4.3

Subject to the remainder of this sub-clause 4.3, between the date hereof and Completion, the Seller agrees to make available to the Purchaser (i) any information that the Seller (or any of its directors, officers or employees) receives from the Company or (ii) access to the Chief Executive Officer of the Company (with any access request to additional personnel and information held by the Company to be co-ordinated and channeled through by the Chief Executive Officer of the Company) and using its reasonable endeavours to do so following a reasonable information or access request from the Purchaser from the Company during such time. The Seller shall not be obliged to make such information available to the Purchaser if to do so would result in or give rise to a breach by either:

(A)	the Seller (or any of its respective directors, officers or employees) of any applicable law or regulation; or

(B)	any of the Seller’s nominated representatives to the board of directors of the Company, and/or the board of auditors of the Company of their fiduciary duties to the Company,

but where any information contains Confidential Business Information, the Purchaser shall receive such Confidential Business Information subject to giving a confidentiality undertaking in the form reasonably requested by the Seller in relation thereto.

4.4

The Seller and the Purchaser shall procure (for the benefit, in addition, of Dogus) that between the date hereof and Completion meetings of suitable senior representatives of the Seller and the Purchaser (together with Dogus) will be held at least once a month to review the status of the Transaction (including compliance with the Conditions and this Clause 4) and discuss any actions required to be taken to facilitate the successful Completion of the Transaction.

5.	Seller’s and Purchaser’s Obligations Prior to Completion

Unless otherwise agreed by each of the Seller and the Purchaser, jointly with Dogus, the following provisions shall apply:

5.1

As soon as reasonably practicable following signing of this Agreement, the Seller (for the benefit of Dogus and the Purchaser) and the Purchaser shall, jointly with Dogus at the Seller’s direction, appoint either (i) the Company or (ii) a financial institution of leading international reputation unaffiliated to any of the Purchaser, the Seller or Dogus, to act as escrow agent (the “Escrow Agent”).

5.2

Prior to the Completion Date, the Seller (for the benefit of Dogus and the Purchaser) and the Purchaser shall each open a bank account (respectively, the “GE Bank Account” and the “BBVA Bank Account”) and a custody account (respectively, the “GE Custody Account” and the “BBVA Custody Account”) in each case with the Escrow Agent for the purposes of Part A of Schedule 2 (Completion Arrangements), such that the transfers contemplated by sub-clauses 5.3 and 5.4 and Part A of Schedule 2 (Completion Arrangements) may be effected and/or registered by the Seller, the Purchaser and/or the Escrow Agent (as appropriate) through the settlement system of the Central Registry Agency in Turkey (Merkezi Kayit Kurulusu) (“MKK”).

5.3	The Seller (for the benefit of the Dogus and the Purchaser) shall transfer or cause to be transferred to the GE Custody Account the Shares on or before the Completion Date.

5.4	The Purchaser (for the benefit of the Dogus, the Seller and Arastirma) shall transfer or cause to be transferred to the BBVA Bank Account the Purchase Price on or before the Completion Date.

6.	Consideration

6.1	The total consideration for the sale of the Shares shall be the payment by the Purchaser to the Seller of the Purchase Price payable at Completion in accordance with Clause 7 (Completion).

6.2

In the event that Completion takes place after 31 December 2010, the Purchaser shall, in addition to the consideration referred to in sub-clause 6.1 pay to the Seller an additional amount (the “Additional Amount”) in USD equal to interest on the unpaid consideration calculated from 1 January 2011 until, but excluding, the Completion Date at a rate per annum of 0.75 per cent. above the 3-month USD London Interbank Offered Rate. The Purchase Price shall be deemed to be adjusted by an amount equal to such Additional Amount.

6.3	Any payment made by any party under this Agreement shall:

(A)	(so far as possible) be treated as an adjustment to the Purchase Price to the extent of the payment and be paid in USD; and

(B)

in respect of any payment made in relation to a Claim, where the Claim is assessable in Turkish Lira, such payment in USD shall be based on the spot rate of exchange obtainable in the London foreign exchange market at 12:00 (noon) of USD to Turkish Lira on the date that the Claim is paid under this Agreement.

7.	Completion

7.1	Completion shall take place at the head offices of the Company in Istanbul, Turkey at 11:00 a.m. on the Completion Date.

7.2

At Completion the Seller shall (for the benefit of the Purchaser and Dogus) do those things listed in Part A (Transfer obligations), in so far as applicable to the Seller, and in Part B (Seller’s obligations) of Schedule 2 (Completion arrangements) and the Purchaser shall do those things listed in Part A (Transfer obligations), in so far as applicable to the Purchaser, and Part C (Purchaser’s obligations) of Schedule 2 (Completion arrangements). Completion shall take place in accordance with Part D (General) of Schedule 2 (Completion arrangements).

7.3

Neither the Purchaser nor the Seller shall be obliged to complete the sale and purchase of the Shares unless the sale and purchase of all the Shares under this Agreement and all the Shares (as that term is defined in the Dogus SPA) under the Dogus SPA are completed simultaneously.

7.4

The Seller shall procure that the Dogus Shareholders’ Agreement shall terminate with effect from the last of the steps that has to be taken prior to the occurrence of Completion having been taken. With effect from Completion, the New Shareholders’ Agreement shall come into full force and effect.

7.5	If the respective obligations of:

(A)	the Seller and/or the Purchaser under sub-clauses 5.3, 5.4 and 7.2 and Schedule 2 (Completion arrangements); or

(B)	Dogus or the Purchaser under sub-clauses 5.3, 5.4 and 7.2 and Schedule 2 (Completion arrangements) of the Dogus SPA,

are	not complied with on the Completion Date the non-defaulting party may:

(C)	defer Completion (so that the provisions of this Clause 7 shall apply to Completion as so deferred); or

(D)	proceed to Completion as far as practicable (without limiting its rights under this Agreement); or

(E)	terminate this Agreement by notice in writing to the other party.

7.6

For the purposes of sub-clause 7.5, the non-defaulting party shall also include Dogus if it has complied with its obligations under sub-clause 5.3, 5.4 and 7.2 and Schedule 2 (Completion Arrangements) of the Dogus SPA. In the event that there is more than one non-defaulting party, such non-defaulting parties shall agree what action to take in accordance with sub-clause 7.5 and, if such non-defaulting parties fail to reach an agreement, this Agreement shall terminate in accordance with sub-clause 7.5(E).

7.7	If this Agreement is terminated in accordance with sub-clause 7.5 (and without limiting any party’s right to claim damages from the other in respect thereof):

(A)

all obligations of the Parties shall end (except for the provisions of Clauses 17 (Announcements) and 18 (Confidentiality)) but (for the avoidance of doubt) all rights and liabilities of the parties which have accrued before termination shall continue to exist;

(B)

in circumstances in which the termination has resulted solely from the Purchaser’s failure to fulfil its obligations under sub-clauses 7.2 and Schedule 2 (Completion arrangements), the Purchaser will indemnify the Seller (and Dogus) on demand on an after-Tax basis for all costs and expenses reasonably incurred by the Seller (and Dogus); and

(C)

in circumstances in which the termination has resulted solely from the failure of the Seller to fulfil its obligations under sub-clause 7.2 and Schedule 2 (Completion arrangements), the Seller will indemnify the Purchaser (and Dogus) on demand on an after-Tax basis for all costs and expenses reasonably incurred by the Purchaser (and Dogus).

7.8

Following Completion, the Purchaser shall make (or procure the Company to make) any notifications of the transfer of the Shares as may be required by law or regulation and the Seller shall provide such assistance as the Purchaser may reasonably require in making such notifications.

8.	Warranties

8.1

Subject to sub-clauses 8.3 to 8.5, the Seller warrants to the Purchaser that the Warranties (except the Warranty set out at paragraph 3 of Schedule 3 (Warranties)) are true and accurate at the date of this Agreement (or such other date if so specified in such Warranty) and the Warranties shall be deemed to be repeated on the Completion Date by reference to the facts and circumstances as at the Completion Date (or such other date if so specified in such Warranty).

8.2

Subject to sub-clause 8.4, the Purchaser warrants to the Seller that the Warranties set out at paragraphs 2.1, 2.2, 2.3 and paragraph 3 of Schedule 3 (Warranties) are true and accurate at the date of this Agreement (or such other date if so specified in such Warranty) and the Warranties shall be deemed to be repeated on the Completion Date by reference to the facts and circumstances as at the Completion Date (or such other date if so specified in such Warranty).

8.3

The Purchaser acknowledges that it does not rely on, and has not relied on or been induced to enter into this Agreement on the basis of, any warranties, representations, covenants, undertakings, indemnities or other statements whatsoever arising from its due diligence or the pre-contractual negotiations, other than (i) the Warranties; and (ii) the Accounts and the public announcements of the Company made through the Istanbul Stock Exchange (collectively the “Public Information”) and acknowledges that neither the Seller nor any of its agents, officers or employees:

(A)	have given such warranties, representations, covenants, indemnities or statements other than the Warranties; nor

(B)	should be liable in respect of any Public Information other than in accordance with sub-clause 8.8.

8.4	The liability of the Seller and the Purchaser in respect of Claims shall be limited as follows:

(A)	the liability of the Seller in respect of any Claim (or series of related Claims with respect to related facts or circumstances):

(i)	in relation to the Additional Warranties shall not (when aggregated with the amount of all other such Claims in relation to the Additional Warranties) exceed 20 per cent. of the Purchase Price; and

(ii)	shall not (when aggregated with the amount of all other Claims against the Seller including any Claims under the Additional Warranties) exceed the Purchase Price;

(B)

the liability of the Purchaser in respect of any Claim (or series of related Claims with respect to related facts or circumstances) shall not (when aggregated with the amount of all other Claims against the Purchaser) exceed the Purchase Price;

(C)

other than any Claim in relation to the Basic Warranties (to which the applicable English law statutory limitation period on claims shall apply), neither the Seller nor the Purchaser shall be liable in respect of any Claim unless written notice containing reasonable details (to the extent practicable) of such Claim is given by or on behalf of the claimant party to the other party by no later than 18 (eighteen) months from the Completion Date, provided that any such Claim shall (if not previously satisfied, settled or withdrawn) be deemed to have been withdrawn and shall absolutely determine unless proceedings in respect of it have been properly commenced within 6 (six) months of such written notice. Where written notice of such Claim has been given and proceedings in respect of it have been properly commenced within the time periods set out in this sub-clause 8.4(C), then the subject of such Claim shall survive until such Claim has been finally resolved;

(D)	neither the Seller nor the Purchaser shall be liable to make payment for any Claim based upon a liability which is contingent unless and until such contingent liability becomes an actual liability, provided that this shall not prevent the claimant party notifying the other of such Claim for the purposes of sub-clause 8.4(C) above save that in such circumstances the 6 (six) month period referred to in sub-clause 8.4(C) shall commence on the date on which the contingent liability becomes an actual liability;

(E)

neither the Seller nor the Purchaser shall be liable for any Claim to the extent that the liability arises or is increased as a result of any legislative, legal or regulatory requirement not in force at the date of this Agreement, where such requirement has been made or issued outside the reasonable control of the Parties or has not been issued or made as a result of the breach of this Agreement by either Party;

(F)

neither the Seller nor the Purchaser shall be liable for any Claim to the extent that the matter giving rise to such Claim has been made good or is otherwise compensated for without loss to the other party;

(G)

neither the Seller nor the Purchaser shall be liable for any Claim to the extent that the same loss under such Claim has been recovered by the Seller or Purchaser (as applicable) under any provision of this Agreement or any other Transaction Document (including, for the avoidance of doubt, in respect of the Seller as a claiming party, as a result of any benefits conferred on it by virtue of Clause 22 (Contracts (Rights of Third Parties) Act 1999) of the Dogus SPA) and accordingly the Seller or the Purchaser (as applicable) may only recover once in respect of the same loss;

(H)

the Seller and the Purchaser shall only be liable in respect of a Claim if and to the extent that such Claim is admitted by the relevant party, the subject of an arbitral award or proven in a court of competent jurisdiction;

(I)	any payment made by the Seller or any other person in respect of any Claim shall be deemed to be a reduction of the Purchase Price; and

(J)	neither the Seller nor the Purchaser shall be liable for any Claim to the extent that the matter giving rise to such Claim has been carried out with the express consent of the Parties.

None of the limitations in this sub-clause 8.4 shall apply to the extent that any breach by a party of its obligations under this Agreement is caused by fraud, wilful default or wilful concealment.

8.5

Each of the Warranties shall be construed as a separate and independent warranty and (except where expressly provided to the contrary) shall not be limited or restricted by reference to or inference from the terms of any other Warranty.

8.6

Other than as expressly set out in this Agreement (including, for the avoidance of doubt the payment of the consideration in accordance with Clause 6 (Consideration)), neither the Seller nor the Purchaser shall be liable to make any payment under this Agreement nor exercise any right of set-off or counterclaim against or otherwise withhold payment of any sums stated to be payable by the other hereunder or under any other agreement subsisting between them unless and until the liability of the Seller or the Purchaser (as applicable) has been agreed or adjudged payable in legal or arbitration proceedings.

8.7

The Seller shall only be liable to make payment for any claim in connection with the Warranties to the extent that the Purchaser has suffered or incurred Losses which relate to the Shares (and not, for the avoidance of doubt, to the shares it is acquiring from Dogus).

8.8

No provision of this Agreement (including but not limited to sub-clause 8.3) is intended to limit or exclude any duty or liability that is imposed on the Seller as a seller of public securities pursuant to the laws of any applicable jurisdiction relating to public securities in relation to misselling, misleading statements or practices or the possession of inside information in relation to such public securities which matters are accordingly subject to the laws of the applicable jurisdiction.

8.9

The Seller hereby irrevocably and unconditionally undertakes that it will not bring or conduct (in the absence of fraudulent or dishonest conduct or concealment) at any time any claims or actionable rights which it may have under contract, law or otherwise against the Company or any Company Group Member (or any of their respective directors, officers, employees or agents) arising out of or in connection with: (i) any matters relating to any period prior to Completion; or (ii) any matters for which it is or may be liable to the Purchaser arising out of or in connection with the Transaction.

9.	Undertakings

No Leakage Undertakings

9.1	The Seller undertakes to the Purchaser and Dogus that, other than as set out in sub-clause 9.4, in the period between the date of this Agreement and Completion, none of the Sellers or the GE Group:

(A)	has received or will or become entitled to receive any dividend, distribution or return of capital from the Company (other than as referred to in sub-clause 4.2(C)) in connection with the Shares;

(B)	has benefitted or will or become entitled to benefit from any waiver or release by the Company or any Company Group Member of any amount owed to it or them by the Sellers and/or any GE Group Member;

(C)

has entered into or will or become entitled to enter into a transaction or agreement with the Company or a Company Group member, and that neither the Company nor a Company Group Member has assumed or incurred a liability (actual or contingent) for the Seller and/or a GE Group Member’s benefit, in each case other than in the ordinary course of business and on arm’s length commercial terms; or

(D)

has allocated or will allocate any third party adviser’s fees, costs or expenses in respect of the Transaction to the Company or its Company Group Members which should reasonably and properly have been incurred by the Seller or a GE Group Member.

9.2

To the extent not already deducted (in the definition of the Purchase Price), the Purchaser shall be entitled to deduct from the Purchase Price, or otherwise require the Seller promptly to reimburse the Purchaser or the Company for, on a USD for USD basis, the Losses (calculated, where the applicable Losses are Turkish Lira amounts, at a fixed exchange rate of USD1 to Turkish Lira 1.5) in respect of any breach by the Seller of any of the undertakings in sub-clause 9.1.

9.3

The liability of the Seller pursuant to sub-clause 9.1 shall terminate on the date falling 12 months after the Completion Date unless prior to that date the Purchaser has notified the Seller of a breach by it of the undertakings set out in sub-clause 9.1.

9.4	Sub-clause 9.1 shall not:

(A)

prevent the GE Group carrying out: (i) the exercise of the put option pursuant to which the shares in Dogus GE BV not currently held by a Company Group Member will be transferred to a Company Group Member; and/or (ii) the repayment of debt owed by Dogus GE BV (and its subsidiaries and subsidiary undertakings) to the GE Group in accordance with a transaction agreement between the Seller, D Netherlands Holding B.V., the Company, Leasemart Holding B.V., Dogus GE B.V., Garanti Bank International N.V.and GE Garanti Bank S.A. dated 27 May 2010; and

(B)

apply in relation to the escrow arrangements carried out by the Parties (and Dogus) in accordance with Clause 5 and Schedule 2 (Completion Arrangements) in circumstances where the Company acts as Escrow Agent.

Other Undertakings

9.5

The Purchaser undertakes to the Seller that it shall, with effect from Completion, waive any claims or rights of action (whether in contract, law or otherwise) it may have against any person who is as at the date of this letter or becomes prior to Completion a representative of either of the Seller or Arastirma on the board or any committee of the Company and Dan O’Connor, Charles Alexander, Rich Laxer, Bob Stefanowski and Olivier Piani, being previous representatives of Arastirma on the board of the Company (together, the “Retiring Directors” and each a “Retiring Director”) and release such persons from any liability relating to the term of his or her office, except in the case and to the extent of the fraud, wilful misconduct or wilful concealment of the relevant Retiring Director (including in relation to the publication of any inaccurate information regarding the Company caused by the relevant Retiring Director’s fraud, wilful misconduct or wilful concealment).

9.6

The Purchaser shall to the extent permitted by Turkish law put forward and vote in favour of resolutions at the first extraordinary general assembly meeting that may convene following Completion (which the Purchaser shall procure, to the extent it is within its powers to do so, shall be held within two months of Completion) and at the 2011 and 2012 annual (ordinary) general assembly meetings of the Company that each Retiring Director shall be released from any liability relating to the term of his or her office, except in the case and to the extent of the fraud or wilful misconduct or wilful concealment of the relevant Retiring Director (including in relation to the publication of any inaccurate information regarding the Company caused by the relevant Retiring Director’s fraud, wilful misconduct or wilful concealment).

9.7

The Purchaser undertakes to the Seller that it shall, to the extent permitted by Turkish law and to the extent it is within its power to do so, as soon as reasonably practicable (and in any event within two months of Completion) procure that the Company shall take any actions reasonably required to:

(A)	remove all references to the Seller or any member of the GE Group wherever and however any such reference is made by the Company in connection with the business of the Company; and

(B)	cease using the name “GE” or any associated logo, symbol or device or any confusingly similar mark, logo, symbol or device.

9.8

The Purchaser undertakes to the Seller that it shall take all reasonable actions within its power and to the extent permitted by Turkish law (including by voting the Shares and, so far as lawful, procuring that its nominees on the board of directors of the Company support any vote held at board or executive committee level) to procure that the Company takes all necessary action to implement the resolutions and actions set out in sub-clauses 9.5 and 9.6 above.

9.9

Following the board meeting of the Company held under paragraph 4 of Part B of Schedule 2 (Completion arrangements), the Purchaser undertakes to the Seller that it shall, in so far as it is within its powers to do so, execute and deliver or procure the execution and delivery of, all resolutions, notices and other documentation necessary to appoint and remove the directors and committee members as set out in paragraph 3 of Part B of Schedule 2 (Completion Arrangements) pursuant to the Turkish Commercial Code.

9.10	Immediately on signing of this Agreement, the Seller shall provide the Purchaser with a copy of the duly executed Dogus Shareholders’ Agreement Side Letter.

10.	Access to Books and Records

10.1	The Purchaser shall make available to the Seller and Arastirma (or such person as the Seller may direct) (subject to the following) the Company’s Books and Records (or, if practicable, the relevant parts of any such Books and Records) it has control over or possession of or access to which are reasonably required by the Seller or Arastirma for the purpose of the Seller’s or Arastirma’s accounting or Tax affairs or in connection with any claim made against such person by a third party in relation to the Shares and, accordingly, upon being given reasonable notice by the Seller or Arastirma (as appropriate) and subject to the Seller or Arastirma (as appropriate) giving such undertakings as to confidentiality as the Purchaser shall reasonably require, the Purchaser shall use their reasonable endeavours to procure that such Books and Records of the Company are made available to the Seller or Arastirma (as appropriate) for inspection (during Working Hours) and copying (at the Seller’s or Arastirma’s (as appropriate) expense) for and only to the extent necessary for such purpose and for a period of six years from Completion.

10.2

The Seller shall make available to the Purchaser and Dogus (or such person as the Purchaser or Dogus may direct) (subject to the following) the Company’s Books and Records (or, if practicable, the relevant parts of any such Books and Records) it has control over or possession of or access to which are reasonably required by the Purchaser or Dogus (as appropriate) for the purpose of the Purchaser’s or Dogus’s accounting or Tax affairs or in connection with any claim made against the Purchaser or Dogus (as appropriate) by a third party in relation to the Shares and, accordingly, upon being given reasonable notice by the Purchaser or Dogus (as appropriate) and subject to the Purchaser or Dogus (as appropriate) giving such undertakings as to confidentiality as the Seller shall reasonably require, the Seller shall use its reasonable endeavours to procure that such Books and Records of the Company are made available to the Purchaser or Dogus (as appropriate) for inspection (during Working Hours) and copying (at the Purchaser’s or Dogus’ expense) for and only to the extent necessary for such purpose and for a period of six years from Completion.

11.	Dogus SPA

11.1	The Purchaser undertakes:

(A)	to comply with the Dogus SPA, subject to and in accordance with its terms, and shall not take any action which would result in it being unable to comply in accordance with the terms of the Dogus SPA;

(B)	that it shall not:

(i)	waive any of the Dogus Conditions without the prior written consent of the Seller;

(ii)

carry out any act or omission prior to completion of the Dogus SPA which would, under the terms of the Dogus SPA, require the consent of Dogus without the prior written consent of Dogus and the Seller;

(iii)

extend the time available for satisfaction of the Dogus Conditions, or terminate or postpone completion of the Dogus SPA, (i) without the prior written consent of the Seller; or (ii) unless the right to extend the time available for satisfaction of the GE Conditions, or terminate or postpone completion of the GE SPA, has also arisen under this Agreement; or

(iv)	amend, supplement or replace the Dogus SPA or the Dogus Warranties Agreement (or enter into any ancillary arrangements in respect thereof) without the prior written consent of the Seller; and

(C)	to disclose in writing to the Seller any matter which will or may prevent any of the Dogus Conditions from being satisfied on or prior to the Longstop Date immediately it comes to its attention.

11.2	The Purchaser shall use all reasonable endeavours to fulfil or procure the fulfilment of the Dogus Conditions as soon as possible and in any event on or before the Longstop Date and will notify the Seller in writing immediately upon the satisfaction of each such condition. Without limitation to the foregoing, the Purchaser shall use all reasonable endeavours to submit an application to obtain the approvals or consents referred to in the Dogus Conditions to each relevant regulatory body listed therein within 30 Business Days of the date of signature of this Agreement.

11.3	The Purchaser undertakes to keep the Seller informed regularly as to the progress towards satisfaction of the Dogus Conditions and undertakes to:

(A)

notify the Seller of any material communications (whether written or oral) from, and provide the Seller with copies of any communications from, in each case, the BRSA, CMB, Turkish Competition Board and any other Governmental Authority in relation to obtaining any consent, approval or action in relation to the Dogus Conditions where such communications have not been independently or simultaneously supplied to the Seller;

(B)

provide the Seller (or advisers nominated by the Seller) with draft copies of all filings or formal submissions and material communications to the BRSA, CMB, Turkish Competition Authority and any other Governmental Authorities in relation to obtaining any consent, approval or action in relation to the Dogus Conditions at such time as will allow the Seller a reasonable opportunity to provide comments on such filings, submissions and communications before they are submitted or sent and provide the Seller or such nominated advisers with copies of all such filings, submissions and communications in the form submitted or sent; and

(C)	give the Seller:

(i)	reasonable notice, where practicable, of; and

(ii)	where permitted by any Turkish Governmental Authority concerned, allow persons nominated by the Seller to attend,

all material meetings and telephone calls with such Turkish Governmental Authority concerned in relation to the Dogus Conditions and, where appropriate, to make any submissions at such meetings or on such calls.

11.4

In circumstances where this Clause 11 would require a party to disclose any documentation containing Confidential Business Information, prior to disclosure the disclosing party shall be entitled to redact any Confidential Business Information contained in such documentation but this sub-clause 11.4 shall not extinguish the obligation to disclose the remainder of such documentation in accordance with this Clause 11.

12.	Effect of Completion

Any provision of this Agreement which is capable of being performed after but which has not been performed at or before Completion shall remain in full force and effect notwithstanding Completion.

13.	Remedies and waivers

13.1	No delay or omission by any party to this Agreement in exercising any right, power or remedy provided by law or under this Agreement or any other documents referred to in it shall:

(A)	affect that right, power or remedy; or

(B)	operate as a waiver thereof.

13.2

The single or partial exercise of any right, power or remedy provided by law or under this Agreement shall not preclude any other or further exercise of it or the exercise of any other right, power or remedy.

13.3

Except as otherwise expressly provided in this Agreement, the rights, powers and remedies provided in this Agreement are cumulative and not exclusive of any rights, powers and remedies provided by law.

14.	Assignment

14.1	Subject to sub-clause 14.2:

(A)	no party shall assign, or purport to assign, all or any part of the benefit of, or its rights or benefits under, this Agreement;

(B)

no party shall make a declaration of trust in respect of or enter into any arrangement whereby it agrees to hold in trust for any other person all or any part of the benefit of, or its rights or benefits under, this Agreement; and

(C)	no party shall sub-contract or enter into any arrangement whereby another person is to perform any or all of its obligations under this Agreement.

14.2	The restrictions in sub-clause 14.1 shall not apply to the Seller in relation to any member of the GE Group and to the Purchaser in relation to any member of its Group.

15.	Entire Agreement

15.1

This Agreement constitutes the whole and only agreement between the parties relating to the sale and purchase of the Shares. Without prejudice to the provisions of sub-clauses 8.3 and 8.8, in entering into this Agreement, each party to this Agreement acknowledges that it is not relying upon any pre-contractual statement which is not expressly set out in this Agreement.

15.2

Except in the case of fraud, and without prejudice to the provisions of sub-clauses 8.3 and 8.8, no party shall have any right of action against any other party to this Agreement arising out of or in connection with any pre-contractual statement except to the extent that it is repeated in this Agreement.

15.3

For the purposes of this clause and save as referred to above, “pre-contractual statement” means any draft, agreement, undertaking, representation, warranty, promise, assurance or arrangement of any nature whatsoever, whether or not in writing, relating to the subject matter of this Agreement made or given by any person at any time prior to the date of this Agreement.

15.4	This Agreement may only be varied in writing signed by each of the parties.

16.	Notices

16.1	Subject to sub-clause 16.2:

(A)

a notice under this Agreement shall only be effective if it is in writing. Any notice given under this Agreement shall be delivered either personally or by registered mail or reputable international courier (for next day delivery), or in accordance with the provisions of Article 20(3) of the Turkish Commercial Code if and when such provisions become applicable; and

(B)	Faxes and e-mail are not permitted.

16.2	Any notices provided pursuant to sub-clause 3.4, 3.5 or Schedule 2 (Completion arrangements) may be provided by e-mail.

16.3	Notices given under sub-clause 16.1 shall be sent to a party to this Agreement at its address and for the attention of the individual set out below:

Party (and title of individual)	Address

Arastirma	FAO: Kursat Ozkan Sisli Maslak Mahallesi, Dereboyu Caddesi, Bilim Sokak, Sun Plaza, No: 5 K: 8, Istanbul

cc: Mark Horncastle, Senior M&A Counsel, GE Capital, 30 Berkeley Square, London W1J 6EW

Seller	FAO: General Counsel Corporation Trust Centre, 1209 Orange Street, Wilmington, New Castle County, Delaware

cc: Mark Horncastle, Senior M&A Counsel, GE Capital, 30 Berkeley Square, London W1J 6EW

Dogus	FAO: Husnu Akhan Eskibuyukdere Caddesi, Oycan Plaza, No:15, 34398, Maslak, Istanbul

Purchaser	FAO: Carlos Torres Vila (Head of Strategy of Corporate Development) and Javier Rodriguez (Head of M&A Strategy)

Paseo de la Castellana 81; 28046 MADRID, SPAIN

cc: Eduardo Arbizu Lostao (General Counsel) and María Jesús Arribas de Paz (Head of Corporate Legal Services)

16.4	Notices given under sub-clause 16.2 shall be sent to a party to this Agreement at its email address and for the attention of the individual set out below:

Party (and title of Individual)	E-mail address

Arastirma	kursat.ozkan@ge.com

cc: mark.horncastle@ge.com

Seller	james.waterbury@ge.com

cc: mark.horncastle@ge.com

Dogus	hakhan@dogusgrubu.com.tr

Purchaser	carlos.torresvila@grupobbva.com javier.rodriguez.soler@grupobbva.com

cc:eduardo.arbizu@grupobbva.com mjesus.arribas@grupobbva.com

16.5

A party may change its notice details given in sub-clause 16.3 and sub-clause 16.4 on giving notice to the other parties of the change in accordance with this clause. That notice shall only be effective on the day falling five clear Business Days after the notification has been received or such later date as may be specified in the notice.

16.6	Any notice given under this Agreement shall, in the absence of earlier receipt, be deemed to have been duly given as follows:

(A)	if delivered personally, on delivery;

(B)	if sent by registered mail or reputable international courier, for next day delivery, the next day; and

(C)	if sent by e-mail, when dispatched.

16.7

Any notice given under this Agreement outside Working Hours in the place to which it is addressed shall be deemed not to have been given until the start of the next period of Working Hours in such place.

17.	Announcements

17.1

No announcement concerning the sale of the Shares or any ancillary matter shall be made by any Party without the prior written approval of the Seller, the Purchaser and Dogus, such approval not to be unreasonably withheld or delayed. This sub-clause 17.1 does not apply in the circumstances described in sub-clause 17.2 and 17.3.

17.2	The Seller and the Purchaser may make an announcement concerning the sale of the Shares or any ancillary matter if required by:

(A)	law; or

(B)

any securities exchange or regulatory or governmental body or any Tax Authority to which that party (or the group of which that party is a member) is subject, wherever situated, whether or not the requirement has the force of law, in which case the party concerned shall, where practicable and/or lawful, take all such steps as may be reasonable and practicable in the circumstances to agree the contents of such announcement with the other party and Dogus before making such announcement.

17.3	For the avoidance of doubt, this provision does not apply to announcements in relation to the New Shareholders’ Agreement following Completion.

18.	Confidentiality

18.1

Each Party shall (for the benefit of each other, Dogus and the Company) treat as confidential all information obtained as a result of entering into or performing this Agreement or the Dogus SPA which relates to:

(A)	the provisions of this Agreement or the Transaction Documents;

(B)	the negotiations relating to this Agreement or the Transaction Documents; or

(C)	the other parties to this Agreement or the Dogus Shareholders’ Agreement.

18.2	Notwithstanding the other provisions of this clause, a party may disclose confidential information:

(A)	if it is the Purchaser, to the extent it relates to the New Shareholders’ Agreement;

(B)	if and to the extent required by law;

(C)

if and to the extent required by any securities exchange or regulatory or governmental body or any Tax Authority to which that party (or the group of which that party is a member) is subject wherever situated, whether or not the requirement for information has the force of law;

(D)	if and to the extent required to vest the full benefit of this Agreement in that party;

(E)	to its employees, directors, officers, professional advisers, consultants, auditors and bankers;

(F)	to the employees, directors, officers, professional advisers, consultants, auditors and bankers of those members of the group of companies of which the relevant party is a part;

(G)	if and to the extent the information has come into the public domain through no breach by that party of its obligations hereunder;

(H)	to Dogus or Dogus Group Members;

(I)	if and to the extent the other parties (together with Dogus and the Company) have given prior written consent to the disclosure, such consent not to be unreasonably withheld or delayed.

Except in circumstances where (and to the extent that) such notification is prohibited by law or court order, any information to be disclosed pursuant to sub-clauses 18.2(B) or (C) shall be disclosed only after reasonable notice to the other parties and Dogus and the Company.

18.3	Arastirma hereby agrees (for the benefit of the Purchaser and Dogus) that with effect from the date of this Agreement the Non-Disclosure Agreement shall terminate.

19.	Costs and expenses

Except as otherwise expressly stated in any other provision of this Agreement, each party to this Agreement shall pay its own costs and expenses in relation to the negotiations leading up to the sale and purchase of the Shares and the preparation, execution and carrying into effect of this Agreement and all other documents referred to in this Agreement.

20.	VAT

The Parties acknowledge that no VAT shall be payable on this Transaction and further that the Seller shall not impose or charge VAT in respect of any payment to be made by the Purchaser under this Agreement (including the Purchase Price).

21.	Counterparts

21.1	This Agreement may be executed in any number of counterparts, and by the parties to it on separate counterparts, but shall not be effective until each party has executed at least one counterpart.

21.2	Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute but one and the same instrument.

22.	Invalidity

If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction that shall not affect or impair:

(A)	the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or

(B)	the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of this Agreement.

23.	Contracts (Rights of Third Parties) Act 1999

23.1

Clauses 2.2, 3.2, 3.3, 3.6, 3.7, 4.1, 4.4, 5, 7.2, 7.5, 7.6, 7.7, 9.1, 10.2, 16.3, 16.4, 17, 18, 24, 27.4 and Schedule 2 confer various benefits on Dogus, and clause 18 confers benefits on the Company, and, subject to the remaining provisions of this clause, such benefits are intended to be enforceable by Dogus by virtue of the Contracts (Rights of Third Parties) Act 1999.

23.2

The Parties do not intend that any term of this agreement, apart from Clauses 2.2, 3.2, 3.3, 3.6, 3.7, 4.1, 4.4, 5, 7.2, 7.5, 7.6, 7.7, 9.1, 10.2, 16.3, 16.4, 17, 18, 24, 27.4 and Schedule 2 in respect of Dogus and clause 18 in respect of the Company, should be enforceable, by virtue of the Contracts (Rights of Third Parties) Act 1999, by any person who is not a party to this agreement.

23.3	All provisions of this Agreement which limit the liability of the Purchaser or the Seller shall equally apply to any claims by Dogus and/or the Company against the Purchaser and/or the Seller.

23.4

Dogus and the Company (as applicable) shall be entitled to enforce the terms of Clauses 2.2, 3.3, 3.6, 3.7, 4.1, 4.4, 5, 7.2, 9.1, 10.2, 17, 18 and Schedule 2 only by way of arbitration in accordance with sub-clause 28.4.

24.	No set-off

Except as expressly provided under this Agreement, any payment to be made by any party under this Agreement shall be made in full without any set-off, restriction, condition or deduction for or on account of any counterclaim.

25.	Further assurance

Each Party shall from time to time at its own cost, on being required to do so by the other Party (and Dogus, to the extent of the benefits conferred on it pursuant to Clause 23), now or at any time in the future, do or procure the doing of all such acts and/or execute or procure the execution of all documents which that other party (and Dogus, as relevant) may reasonably consider necessary for giving full effect to this Agreement.

26.	Payments

26.1

All sums payable under this Agreement shall be paid free and clear of all deductions or withholdings whatsoever, save only as required by law. If any deductions or withholdings are required by law to be made from any amount payable under Clause 6 (Consideration), the Purchaser shall be obliged to pay to the Seller such sum as will, after the deduction or withholding has been made, leave the Seller with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding.

26.2

If a party defaults in the payment when due of any sum payable under this Agreement (whether determined by agreement or pursuant to an order of a court or otherwise), the liability of that party shall be increased to include interest on the balance of such sum outstanding from time to time from the date when such payment is due until the date of actual payment (as well after as before judgment) at a rate of 2 per cent. per annum above the base rate from time to time of Barclays Bank plc. Such interest shall accrue from day to day and shall be compounded monthly.

27.	Choice of governing law

This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by and shall be construed in accordance with English law. Any matter, claim or dispute arising out of or in connection with this Agreement, whether contractual or non-contractual, is to be governed and determined in accordance with English law.

28.	Jurisdiction

28.1	All disputes arising out of or in connection with this Agreement shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce (“ICC”) by three arbitrators appointed in accordance with the said Rules. The first arbitrator will be appointed by the Party initiating the arbitration proceedings simultaneously with its demand for arbitration, the second one of which will be appointed by the other Party within 20 (twenty) Business Days of the date on which it has received notice of the demand for arbitration and the third one of which (who shall act as Chairman of the arbitration panel) will be designated by agreement of the first two within twenty (20) Business Days from the appointment of the second Arbitrator or, failing such agreement, the ICC Court of Arbitration, which will also designate (A) the second arbitrator if the Party required to make such designation will not have done so within the period indicated above; and (B) the replacement of any arbitrator who is unable or unwilling to serve or to continue to serve as such, but only in the event that such replacement has not been designated by the Party which appointed the arbitrator to be replaced within twenty (20) Business Days from the date on which such arbitrator resigned or otherwise ceased from office or, in the case of the Chairman, by agreement of the other two Arbitrators. The place of arbitration shall be Paris, France. The language to be used in the arbitral proceedings shall be English.

28.2	The expenses of the arbitration proceedings referred to in this section shall be borne by the Parties in accordance with the applicable determinations of the Arbitration Tribunal.

28.3

The Seller and the Purchaser hereby designate their respective addresses for the giving of notice, as set forth in Clause 16 as their respective domiciles at which service of process may be made in any arbitration, legal action or proceeding arising hereunder.

28.4	For the avoidance of doubt, this Clause 28 shall apply to disputes between the Purchaser, Seller, Dogus and/or the Company as it applies to disputes between the Purchaser and the Seller.

29.	Language

29.1	Each notice, demand, request, statement, instrument, certificate, or other communication under or in connection with this Agreement shall be:

(A)	in English; or

(B)	if not in English, accompanied by an English translation made by a translator, and certified by the party giving the notice to be accurate.

29.2	The receiving party shall be entitled to assume the accuracy of and rely upon any English translation of any document provided pursuant to sub-clause 29.1(B).

IN WITNESS OF WHICH the parties have entered into this Agreement on the date first mentioned above.

Schedule 1

(Conditions to Completion)

1.	Regulatory consents in Turkey

1.1	The BRSA having notified the Purchaser that it has approved the acquisition of the Shares in the Company by the Purchaser.

1.2

Receipt by the Purchaser of a notification (by way of certificate or letter) from the Turkish Competition Board approving the acquisition of the Shares in the Company by the Purchaser or stating that it has no objection thereto or, in the alternative, the approval of the Turkish Competition Board approving the acquisition of the Shares in the Company by the Purchaser being deemed to have been given by the Turkish Competition Board by virtue of the failure or omission by the Turkish Competition Board to respond to the Purchaser’s application to the Turkish Competition Board requesting its approval of the acquisition of the Shares in the Company by the Purchaser within a period of 30 (thirty) calendar days commencing from the date of submission of such application.

1.3

The CMB having notified the Purchaser that it has approved the indirect change in ownership of Garanti Yatirim Menkul Kiymetler A.Ş. and Garanti Portföy Yönetimi A.Ş. by reason of the acquisition of the Shares in the Company by the Purchaser.

1.4

The BRSA having notified the Purchaser that it has approved the indirect change in ownership of Garanti Factoring Hizmetleri AŞ. and Garanti Finansal Kiralama A.Ş. by reason of the acquisition of the Shares in the Company by the Purchaser.

1.5

The Turkish Treasury (Hazine Müstesarligi) having notified the Purchaser that it has approved the indirect change in ownership of Garanti Emeklilik ve Hayat A.Ş. by reason of the acquisition of the Shares in the Company by the Purchaser.

2.	Other regulatory consents

2.1

The Purchaser having obtained a declaration of no objection (verklaring van geen bezwaar) of the Dutch Central Bank (De Nederlandsche Bank N.V.) in relation to the acquisition of the Shares in the Company by the Purchaser.

2.2	The central bank of Spain having notified the Purchaser that it has approved the acquisition of the Shares in the Company by the Purchaser.

2.3	The national bank of Romania having notified the Purchaser that it has approved the acquisition of the Shares in the Company by the Purchaser.

2.4

The European Commission having issued a decision under Article 6(1)(b) or 6(2) of Council Regulation (EC) No. 139/2004 (the “Merger Regulation”) (or being deemed to have done so under Article 10(6) of the Merger Regulation) approving the purchase of the Shares as being compatible with the common market and/or, if any aspect of the Transaction is referred by the European Commission to a national competition authority of an EU or EFTA state or more than one such competition authorities under Article 9 of the Merger Regulation, approval having been received from each such competent authority that the purchase of the Shares by the Purchaser may proceed.

The words “approved”, “approving”, “approval” or “notice of no objection” or their derivatives in relation to the regulatory consents in paragraphs 1 and 2 above shall mean an approval (or declaration of no objection, as applicable) by the relevant competent authority which does not impose conditions, undertakings or obligations on the Purchaser such that the impact of any such conditions, undertakings or obligations imposed on the Purchaser is so serious and adverse that they could reasonably be expected to affect fundamentally the willingness of a reasonable purchaser to proceed to Completion.

3.	Dogus SPA

3.1	Dogus and the Purchaser entering into the Dogus SPA on the date of this Agreement.

3.2	The Dogus Conditions having been fulfilled other than the condition set out at paragraph 3.2 of Schedule 1 of the Dogus SPA.

4.	Regulatory Action

No Regulatory Action having occurred.

5.	GECC-Arastirma Transaction

The GECC-Arastirma Transaction having completed.

Schedule 2

(Completion arrangements)

Part A (Transfer Obligations)

1.

At Completion, and following receipt by the Seller, the Purchaser and Dogus of written confirmation from the Escrow Agent that the activities set out under sub-clauses 5.3 and 5.4 and sub-clauses 5.3 and 5.4 of the Dogus SPA have been duly performed, the Seller (for the benefit of Dogus and the Purchaser) and the Purchaser shall provide together with the Dogus joint irrevocable instructions to the Escrow Agent to, simultaneously:

(A)	transfer an amount equal to the Purchase Price from the BBVA Bank Account to the GE Bank Account in immediately available funds with value date the Completion Date;

(B)	transfer an amount equal to the Dogus Purchase Price from the BBVA Bank Account to the Dogus Bank Account in immediately available funds with value date the Completion Date;

(C)	transfer the Shares from the GE Custody Account to the BBVA Custody Account; and

(D)	transfer the Dogus Shares from the Dogus Custody Account to the BBVA Custody Account.

2.

The Seller (for the benefit of Dogus and the Purchaser) shall be responsible for the fees and costs payable to the Escrow Agent in connection with the activities mentioned above except in circumstances where the Company is acting as Escrow Agent and in such circumstances no fees or costs shall be payable to the Escrow Agent.

3.

Upon receipt of written confirmation from the Escrow Agent that the activities set out under paragraph 1 above have been duly performed in relation to the Shares, the Seller shall provide a signed written instruction to its broker to confirm that the Shares have been transferred to the Purchaser and instructing registration of the share transfer with the MKK with a signed copy also delivered to the Purchaser including the following declaration: “Pursuant to a share purchase agreement dated 1 November 2010, we have sold 78,120,000,000 shares in Turkiye Garanti Bankasi A.S. and hereby instruct you to transfer such shares to BBVA’s account of [            ] held by [            ] for purpose of delivery of such shares” and shall cause the board of directors of the Company to resolve to register and register the Purchaser in the share ledger of the Company as the new registered owner of the Shares.

Part B (Seller’s obligations)

At or prior to Completion, the Seller shall:

1.	deliver to the Purchaser a certificate from a director or the secretary of the Seller confirming the board of directors of the Seller have authorised the execution by the Seller of this Agreement;

2.

deliver to the Purchaser a copy (certified by a director or officer of Arastirma to be a true copy of a resolution in force at Completion) of the resolution of the shareholders of Arastirma authorising the execution by Arastirma of this Agreement and the Dogus Shareholders’ Agreement Side Letter;

3.

procure that each of the Seller’s representatives on the board of directors and the audit committee (or any other committee) of the Company (if any) resign their offices as such, such resignations to be tendered at the board meeting referred to in paragraph 4 of Part B of this Schedule 2;

4.	procure a board meeting of the Company to be held for the purposes of considering and resolving upon the following matters and at which:

(A)

the Seller shall (for the benefit of the Purchaser and Dogus) procure that (i) the Seller’s representatives on the board of directors or audit committee (or any other committee) of the Company (if any) vote to accept that the current chief executive officer of the Company ceases to serve on the board of directors of the Company as the nominee of Dogus and serve instead as a member of the board of directors pursuant to the Banking Act No. 5411 and the resignation of the Dogus’ nominated representatives (to the extent necessary) on the audit committee (or any other committee) of the Company shall be tendered and accepted, in each case to ensure compliance with the committee composition agreed upon by the Dogus Shareholders (as defined in the New Shareholders’ Agreement) in accordance with Section 5.05 of the New Shareholders’ Agreement, and (ii) no such director withdraws or revokes its vote at any time; and

(B)

the Seller shall (for the benefit of the Purchaser and Dogus) procure that the resignations of the directors referred to in paragraph 3 of Part B of this Schedule 2 and the resignation of the Seller’s nominated representatives (if any) on the audit committee (or any other committee) of the Company shall be tendered and accepted; and

(C)

the Seller shall procure (for the benefit of the Purchaser and Dogus) that (i) the Seller’s representatives on the board of directors or audit committee (or any other committee) of the Company (if any) vote to accept the appointment of the individuals nominated by the Purchaser to the board of directors of the Company (and to the relevant committees) in accordance with the Board and committee composition agreed upon by the Dogus Shareholders (as defined in the New Shareholders’ Agreement) in accordance with Section 5.05 of the New Shareholders’ Agreement (such nominees to be notified to the Seller by the Purchaser no less than 3 Business Days prior to Completion) and (ii) no such director withdraws or revokes its vote at any time, and in each case, such resignations and appointments to be made and resignations to be accepted in such sequence as is required so as to satisfy the quorum requirements for the board meeting.

Part C (Purchaser’s obligations)

At or prior to Completion, the Purchaser shall:

30.

procure that the Purchaser’s representatives on the board of directors of the Company vote to accept the resignations referred to in paragraph 3 of Part B above and shall procure that no such director withdraws or revokes its vote at any time; and

31.

deliver to the Seller a copy (certified by a director or officer of the Purchaser to be a true copy of a power of attorney in force at Completion) of the power of attorney executed by the Purchaser authorising the execution by the Purchaser of this Agreement.

Part D (General)

All documents and items delivered at or prior to Completion pursuant to this Schedule 2 shall be held by the recipient to the order of the person delivering the same until such time as Completion shall be deemed to have taken place. Simultaneously with:

(A)

delivery of all documents and items required to be delivered at Completion in accordance with this Schedule 2 (or waiver of the delivery of it by the person entitled to receive the relevant document or item); and

(B)

receipt of an electronic funds transfer by the Seller and Dogus of an amount equal to the total consideration payable in respect of the Shares and Dogus Shares respectively in accordance with Part A above, the documents and items delivered in accordance with this Schedule shall cease to be held to the order of the person delivering them and Completion shall be deemed to have taken place.

Schedule 3

(Warranties)

Part A: Seller’s Warranties

1.	Ownership of the Shares

1.1	The Seller is the sole legal and beneficial owner of the Shares free and clear of any and all Encumbrances.

1.2	The Shares are duly issued and paid up and constitute 18.60 per cent. of the total issued share capital of the Company.

1.3

The Shares rank pari passu with all other issued shares of the Company and there are no founder shares or privileged shares (as such term is defined by the Turkish Commercial Code) in issue in the share capital of the Company.

1.4

As far as the Seller is aware, there are no options, warrants, conversion or subscription rights, agreements, contracts or commitments of any kind which obligate the Company, conditionally or otherwise, now or in the future, to issue or sell any new shares (other than (i) subscription rights of the shareholders of the Company in a rights issue pro rata to their respective shareholdings in the Company unless such right is restricted or removed in accordance with applicable law or (ii) the relevant shareholders’ entitlement to bonus shares in a bonus issue), or any instrument convertible into or exchangeable for any such shares, or to repurchase or redeem such shares and no claim has been made by any person to be entitled to any such rights.

1.5

As far as the Seller is aware, the articles of association of the Company (filed with the local trade registry in which it is incorporated) are true and accurate in all material respects and, together with the Dogus Shareholders’ Agreement (a true and complete copy of which is provided to the Purchaser), contain all rights relating or attaching to the Shares other than those rights relating or attaching to the Shares as a matter of law or regulation.

1.6

As far as the Seller is aware, the Company, directly or indirectly, is the sole legal and beneficial owner of the shares or other stock of the Material Subsidiaries, in each case as set out in Schedule 4 (Material Subsidiaries), free and clear of any and all Encumbrances.

1.7

As far as the Seller is aware, there are no founder shares or privileged shares (as such term is defined by the Turkish Commercial Code) in issue in the share capital of any of the Material Subsidiaries.

1.8

As far as the Seller is aware, the articles of association of the Material Subsidiaries (filed with the relevant local registry in which such Material Subsidiary is incorporated) are true and accurate in all material respects and, together with the Dogus Shareholders’ Agreement (a true and complete copy of which is provided to the Purchaser) and the constitutional documents of the Company, contain all rights relating or attaching to the Shares as well as the shares of such companies, save in respect of those shares in Garanti Emeklilik that are subject to an existing call arrangement (as referred to in Clause 4.1(F) of this Agreement).

1.9

As at the date of this Agreement, the GE Group is the legal and beneficial owner of 87,571,249,898 shares with a nominal value of 1 Kr each representing just over 20.85% per cent. of the total issued share capital of the Company.

Part B: Warranties relating to capacity of the Parties

2.1	The Warrantor has the requisite power and authority to enter into and perform this Agreement and the Transaction Documents to which it is a party.

2.2

The obligations of the Warrantor under this Agreement and the Transaction Documents to which it is a party constitute valid, binding and enforceable obligations of the Warrantor in accordance with its terms.

2.3	The execution and delivery of, and the performance by the Warrantor of its obligations under this Agreement and the Transaction Documents it is a party to will not:

(A)	result in a material breach of any provision of the constitutional documents of the Warrantor;

(B)	result in a material breach of, or constitute a default under, any agreement, instrument, lien or other restriction to which the Warrantor is a party or by which the Warrantor is bound;

(C)

result in a breach of any order, judgment or decree of any court or governmental agency to which the Warrantor is a party or by which the Warrantor is bound or violate any law applicable to the Warrantor; or

(E)	require the consent of its shareholders or of any other person (other than as set out in Schedule 1 (Conditions to Completion) or referred to in the Dogus Shareholders’ Agreement Side Letter.

2.4	As far as the Seller is aware, the execution and delivery of, and the performance by the Seller of its obligations under this Agreement and the Transaction Documents it is a party to will not:

(A)	result in a material breach of any provision of the constitutional documents of the Material Subsidiaries;

(B)	result in a material breach of, or constitute a default under, any agreement, instrument, lien or other restriction to which a Material Subsidiary is a party or by which it is bound;

(C)	result in a breach of any order, judgment or decree of any court or governmental agency to which a Material Subsidiary is a party or by which the it is bound; or

(D)

result in the creation or crystalisation of any Encumbrance over any material property and/or assets of any Material Subsidiary and/or require the involuntary repayment of any material indebtedness of any Material Subsidiary.

3.	Dogus SPA

The Purchaser has the requisite power and authority to enter into and perform the Dogus SPA and any agreements related thereto, and the obligations of the Purchaser thereunder constitute valid and binding obligations of the Purchaser enforceable against the Purchaser in accordance with their terms without breach of any contract, order, law or other arrangements by which they are bound.

Schedule 4

Material Subsidiaries

Subsidiary name	Company’s direct ownership %	Company’s direct and indirect ownership %
Garanti Bank International NV	100.00	100.00
Garanti Emeklilik ve Hayat AŞ	84.91	84.93
Garanti Finansal Kiralama AŞ	94.10	98.94
D Netherlands Holding BV	100.00	100.00
Garanti Faktoring Hizmetleri AŞ	81.84	81.84
Garanti Bank Moscow	99.94	100.00
Garanti Yatirim Menkul Kiymetler AŞ	100.00	100.00
Garanti Portföy Yönetimi AŞ	100.00	100.00
Garanti Bilişim Teknolojisi ve Ticaret AŞ	100.00	100.00

SIGNED BY THE PARTIES

Signed by	)
)
for and on behalf of	)	Duly authorised signatory
GE ARASTIRMA VE MUSARVIRLIK LIMITED SIRKETI	)

Signed by	)
)
for and on behalf of	)	Duly authorised signatory
GENERAL ELECTRIC CAPITAL CORPORATION	)

Signed by	)
)
for and on behalf of	)	Duly authorised signatory
BANCO BILBAO VIZCAYA ARGENTARIA, S.A.	)